Exhibit 99.1

NEWS RELEASE July 21, 2017

	Contacts:	Dan Schlanger, CFO
Son Nguyen, VP & Treasurer
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES PRICING OF PUBLIC OFFERINGS

OF COMMON STOCK AND MANDATORY CONVERTIBLE

PREFERRED STOCK

July 21, 2017 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has priced its concurrent offerings of 36,500,000 shares of its common stock at $96.00 per share and 1,500,000 shares of its 6.875% Mandatory Convertible Preferred Stock, Series A, at $1,000.00 per share. In addition, the underwriters in each respective offering have been granted an option to purchase up to an additional 3,650,000 shares of common stock and up to an additional 150,000 shares of Mandatory Convertible Preferred Stock. These offerings are being made by means of separate prospectus supplements and are not contingent on each other or upon the consummation of the recently announced transaction between LTS Group Holdings LLC and Crown Castle (“Lightower Transaction”). The offerings are expected to close on July 26, 2017, subject to customary closing conditions.

Unless converted earlier, each share of Mandatory Convertible Preferred Stock will convert automatically on August 1, 2020, into between 8.6806 and 10.4167 shares of Crown Castle common stock, subject to customary anti-dilution adjustments. The number of shares of common stock issuable upon conversion will be determined based on the volume-weighted average price per share of Crown Castle common stock over the 20 consecutive trading day averaging period commencing on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

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Dividends on the shares of Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by Crown Castle’s board of directors, at an annual rate of 6.875% on the liquidation preference of $1,000.00 per share. The dividends may be paid in cash, or subject to certain limitations, in shares of Crown Castle common stock or any combination of cash and shares of common stock on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2017, and to, and including, August 1, 2020.

The net proceeds from the common stock offering and the Mandatory Convertible Preferred Stock offering will be approximately $3.414 billion and $1.460 billion, respectively, in each case after the underwriting discount and estimated offering expenses payable by Crown Castle. Crown Castle expects to use the net proceeds from these offerings, together with the net proceeds from additional debt financing, which may include additional borrowings under its revolving credit facility, to finance the consideration to be paid in connection with the Lightower Transaction and to pay related fees and expenses. If for any reason the Lightower Transaction does not close, then Crown Castle expects to use the net proceeds from these offerings for general corporate purposes, which may include, in the Company’s sole discretion, the redemption of the Mandatory Convertible Preferred Stock and the repurchase or repayment of indebtedness.

Morgan Stanley, BofA Merrill Lynch and J.P. Morgan are acting as joint bookrunners of the offerings and representatives of the underwriters. Additionally, Barclays and RBC Capital Markets are acting as joint bookrunners of the offerings.

These offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by contacting the underwriters using the information provided below. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the offering expenses and the use of proceeds from the proposed offerings. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the SEC. The term “including,” and any variation thereof, means “including, without limitation.”

UNDERWRITER CONTACT INFORMATION

Morgan Stanley & Co. LLC 180 Varick St, 2nd Floor, New York, New York 10014 Attn: Prospectus Department Toll-free: (866) 718-1649	BofA Merrill Lynch NC1-004-03-43 200 North College Street, 3rd floor Charlotte, NC 28255-0001 Attn: Prospectus Department Email: dg.prospectus_requests@baml.com
J.P. Morgan Securities LLC c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717 Attn: Prospectus Department Toll-free: 1-866-803-9204